November 2, 2011

Micah Remley
14 Moccasin Hill Road
Lincoln, MA 01773
Re: EnerNOC Vice President of Operations

Dear Micah,
On behalf of EnerNOC, I am very pleased to offer you a position as Vice President of Operations in the Operations Management department at EnerNOC, Inc. You will report to the Chief Executive Officer. As Vice President of Operations, you will be responsible for the following:

•	Overseeing all operational functions including pre-sales operations support, deployment, network operations, field operations and customer support

•	Maintaining internal controls consistent with requirements of the Sarbanes-Oxley legislation and other requirements of the company as necessary

•	Recruiting, hiring, training, and developing personnel in each area of operations, and managing a professional, competent and effective team capable of carrying out needed initiatives

•	Recommending and implementing short- and long-range departmental goals, objectives, policies, and operating procedures in support of company-wide goals

•	Managing to an annual budget set collaboratively by the executive team in support of company-wide annual goals

•	Providing regular reports to the CEO and senior team on progress against departmental goals

•	Fostering cooperation and teamwork with other departments within the company

•	Performing other duties as required
This letter will confirm our offer of employment under the terms and conditions that follow:
Offer Specifics:

•	Effective Date: November 7, 2011

•
Salary: Biweekly salary of $6,923.08 ($180,000 annually), payable in accordance with the Company’s standard payroll policies in effect from time to time. Periods of less than two weeks will be prorated accordingly.

•
Restricted Stock: The Company will recommend to its Board of Directors that it grant you 5,000 shares of restricted stock in accordance with EnerNOC's 2007 Employee, Director and Consultant Stock Plan subject to the terms of the Company's Restricted Stock Agreement and any other applicable stock agreement, shareholder agreement and other restrictions or provisions that are generally applicable to shares purchased by Company employees, as each of these may be amended from time to time by the Company. The Grant is subject to a four-year lapsing forfeiture right, where one quarter of the granted shares shall no longer be subject to the lapsing forfeiture right beginning one year after the effective date and the remaining three quarters of the granted shares shall cease to be the subject of the lapsing forfeiture right over the following period of three years on a quarterly basis, provided you remain employed by the Company.

•
Bonus Plan: During employment, you will be considered annually for a bonus pursuant to EnerNOC's annual bonus program, as amended and in effect from time to time. Your target bonus will be 25% of your base salary. The amount of the bonus that will be payable to you, if any, will be determined seventy-five percent (75%) by the company's assessment of your individual performance against goals established annually for your position and twenty-five percent (25%) by the Company's assessment of its overall performance against its annual gross margin budget and other corporate goals to be established annually. Funding of both components (individual and company) of the annual bonus is contingent upon the Company meeting its goals as established annually. This bonus amount will be pro-rated based upon your effective date and you must be actively employed by EnerNOC on the date of payment to guarantee eligibility.

•
Benefits: Full-time employees are eligible to participate in all Company benefit plans, which include but are not limited to medical, dental, life, short-term and long-term disability insurance and a 401(k) Plan.  Participation

INITIAL HERE: ____________

in Company benefit plans will be subject to the terms of all applicable plan documents and all Company policies regarding benefits.

•
Paid Time Off: During employment, you will be entitled to earn paid time off (PTO) in accordance with the Company's Paid Time Off Policy. Pursuant to the Policy, you will earn up to 6.154 hours of PTO per pay period up to a maximum of 160 hours (20 days) per year. PTO will be pro-rated for any pay period that is not worked in full.

•	Expenses: The Company will reimburse you for all reasonable travel and business expenses, in accordance with the EnerNOC Travel and Expense Policy

•	All employees may be subject to promotion, transfer, change in manager or other reassignment from time to time, as the Company determines appropriate

•
While you are employed, you will be required to devote your full business time and your best professional efforts to the performance of your duties and responsibilities for the Company, and to abide by all Company policies and procedures in effect from time to time.

•
Confidential Information and Restricted Activities: As a condition of your continued employment, you will remain subject to the terms of the Company's standard Employee Agreement (the "Agreement"), signed and dated by you on February 25, 2011. A copy of the Agreement is enclosed with this letter. By signing this offer letter, you represent and warrant to EnerNOC that your employment with the Company and fulfillment of the duties of your position will not breach or be in conflict with any other agreement you have with any former employer or other person or entity. You also represent and warrant that you are not subject to any covenant against competition or similar covenants, or any other legal obligation, that would restrict or otherwise affect the performance of your duties and responsibilities to the Company. You agree that you will not bring with you, disclose or use on behalf of the Company any confidential or proprietary information of any former employer or third party without that party's consent.

•
At-Will Status of Employment: This letter and your response are not meant to, and do not, constitute a contract of employment for a specific term. Your employment with the Company is at-will. This means that, if you accept this offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause.

•	Withholding: All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment, that are not set forth expressly in this letter.

Micah, we are excited about this advancement in your career with our team, because we believe that your talents, experience and business judgment will continue to benefit the Company significantly. Please confirm your acceptance of this offer by signing below and returning this letter to me. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. Your hiring manager, Tim Healy, will discuss the Company's offer with you in more detail should you have any questions.

Sincerely,
/s/ Kenneth Sullivan
Kenneth Sullivan, Senior Director of Human Resources

Signed	/s/ Micah Remley

Name	Micah Remley

Date	11/30/2011

INITIAL HERE: ____________

AMENDMENT TO OFFER LETTER AGREEMENT
Dear Micah,
 This document constitutes an amendment to your offer letter agreement with EnerNOC, Inc. (the “Company”) dated November, 2, 2011 (the “Agreement”). Effective as of July 15, 2014, your Agreement is amended as follows:
1.Severance Benefits. Subject to Section 5 below, if your employment with the Company terminates on or after the one-year anniversary of your first day of employment with the Company due to either (i) a termination by the Company without Cause (as defined in Section 4 below), including any termination due to your death or Disability (as defined in Section 4 below), or (ii) your resignation for Good Reason (as defined in Section 4 below) (each, a “Qualifying Termination”), and you have satisfied the Release requirement set forth in Section 3 below (if applicable), then:
(a) you (or your estate, in the event of a termination due to your death) will be entitled to receive an amount equal to (i) six (6) months of your base salary (as in effect on the date of such termination) and (ii) 50% of your annual target bonus for the year of such termination (the “Severance Benefit”); and
(b) the Company, in its sole discretion, will either:
(i) pay, on your behalf (or on your eligible dependents’ behalf, if any, in the event of a termination due to your death), on a monthly basis, a portion of the total amount of premiums (equal to the monthly Company-paid portion of your premiums under the Company’s health, dental and vision insurance plans (as in effect on the date of such termination)) required to continue your coverage (including coverage for your eligible dependents, if any) under such plans (as in effect on the date of such termination) for six (6) months following such termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (the “COBRA Severance Benefit”); or
(ii) pay you (or your estate, in the event of a termination due to your death) an amount equal to the monthly Company-paid portion of your premiums under the Company’s health, dental and vision insurance plans (as in effect on the date of such termination) for six (6) months (the “Special Severance Benefit”).
Notwithstanding the foregoing, the Company will provide you with the Special Severance Benefit in lieu of the COBRA Severance Benefit if either (i) you are not eligible to continue your coverage under the Company’s health, dental and vision insurance plans pursuant to COBRA or you fail to make an election to continue such coverage pursuant to COBRA within the time period prescribed under COBRA or (ii) the Company determines, at any time and in its sole discretion, that its payment of COBRA premiums would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act).
Subject to Section 5 below, the Severance Benefit and Special Severance Benefit (if any) will be subject to required payroll deductions and tax withholdings and will be paid in substantially equal installments over a period of six (6) months following your Qualifying Termination on the Company’s regular payroll schedule, with the first payment to be made on (i) the first regular payday following the effective date of the Release (as set forth therein) in the event of any Qualifying Termination other than a termination due to your death or (ii) the first regular payday following your Qualifying Termination in the event of a termination due to your death. Notwithstanding the foregoing but subject to Section 5 below, on the Company’s first regular payday following the effective date of the Release (if applicable and as set forth therein), the Company will pay you the portion of the Severance Benefit and Special Severance Benefit (if any) that you otherwise would have received on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefit and Special Severance Benefit being paid as originally scheduled.
2.Accelerated Vesting of Equity Awards. Notwithstanding anything to the contrary in the terms of any equity awards granted to you by the Company, but subject to Section 5 below, if you incur a Qualifying Termination on or within twelve (12) months following a Change in Control (as defined in Section 4 below) and such termination occurs on or after the one-year anniversary of your first day of employment with the Company, then the vesting (and exercisability, if applicable) of any such equity awards that are outstanding as of the date of such termination will be fully accelerated as of the date of such termination (the “Acceleration Benefit”), provided that you have satisfied the Release requirement set forth in Section 3 below (if applicable).

3.Release. In order to be eligible to receive any Severance Benefit, COBRA Severance Benefit, Special Severance Benefit or Acceleration Benefit, except in the event of a termination due to your death, you must (i) execute and return a general waiver and release in substantially the form attached hereto as EXHIBIT A or EXHIBIT B, as appropriate (a “Release”), to the Company within the applicable time period set forth therein and (ii) not revoke the Release within the revocation period (if any) set forth therein; provided, however, that in no event may the applicable time period or revocation period extend beyond sixty (60) days following your date of termination. The Company, in its sole discretion, may modify the form of the Release to comply with applicable law and will determine the form of the Release, which may be incorporated into a termination agreement or other agreement with you.
4.Definitions. For purposes of the Agreement, “Cause” means any one or more of the following: (i) a willful failure to perform, or gross negligence in the performance of, your duties for the Company or any of its affiliates; (ii) a knowing and material breach by you of any obligation to the Company or any of its affiliates with respect to confidential information, non-competition, non-solicitation or the like; (iii) your breach of fiduciary duty, fraud, embezzlement or other material dishonesty with respect to the Company or any of its affiliates; or (iv) your conviction of, or plea of nolo contendere to, a felony or any other crime involving moral turpitude.
For purposes of the Agreement, a “Change in Control” means the occurrence of any one or more of the following: (i) a sale of all or substantially all of the Company’s assets or its issued and outstanding capital stock; or (ii) a merger or consolidation involving the Company in which its stockholders immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than 50% in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation.
For purposes of the Agreement, “Disability” means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and will be determined by the Company on the basis of such medical evidence as the Company deems warranted under the circumstances.
For purposes of the Agreement, “Good Reason” means any one or more of the following: (i) a substantial reduction in your then current base salary, without your consent; or (ii) material and continuing diminution of your title or responsibilities, duties and authority in the operation and management of the Company as compared to such title and responsibilities, duties and authority on the effective date of the Agreement, without your consent.
5.Section 409A. If any benefit provided under the Agreement (including, but not limited to, any Severance Benefit, Special Severance Benefit or Acceleration Benefit) is subject to Section 409A of the Code and the regulations and other guidance thereunder or any state law of similar effect, and such benefit otherwise is payable in connection with your termination of employment, then the following will apply:
(i) such benefit will not be payable unless such termination constitutes a “separation from service” (as such term is defined in Treasury Regulations Section 1.409A-1(h) without regard to any alternative definition thereunder) (“Separation from Service”);
(ii) if your Separation from Service occurs at a time during the calendar year when the Release (if applicable) could become effective in the calendar year following the calendar year in which your Separation from Service occurs, then for purposes of such benefit, the Release will not be deemed effective any earlier than the latest permitted effective date set forth therein (which date, in all cases, will be in the subsequent calendar year); and
(iii) if you are a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i) of the Code) as of the date of your Separation from Service, then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A of the Code, (a) the commencement of such benefit payments will be delayed until the earlier of (1) the date that is six (6) months and one (1) day after your Separation from Service and (2) the date of your death (such applicable date, the “Delayed Initial Payment Date”), and (b) the Company will (1) pay you a lump sum amount equal to the sum of any benefit payments that you otherwise would have received through the Delayed Initial Payment Date if the commencement of such benefit payments had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of such benefit in accordance with the applicable payment schedule.

It is intended that each installment of any benefit payable under the Agreement be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i).
Other than as specifically provided above, all terms and conditions of the Agreement continue in full force and effect.
EnerNOC, Inc.

By:	/s/ MICAH REMLEY	Dated:	December 2, 2014

Title:	VP of Product Strategy & Technology

AMENDMENT NO. 2 TO OFFER LETTER AGREEMENT
Dear Micah,
 This document constitutes an amendment to your offer letter agreement (the “Agreement”) with EnerNOC, Inc. (the “Company”) dated November, 2, 2011 as amended by the Amendment to Offer Letter Agreement dated December 2, 2014. Effective as of December 8, 2015, Section 2 of the Agreement, entitled "Accelerated Vesting of Equity Awards," is deleted in its entirety and replaced with the follows:
2.Accelerated Vesting of Equity Awards. Notwithstanding anything to the contrary in the terms of any equity awards granted to you by the Company, but subject to Section 5 below:
(a) If the Company undergoes a Change in Control (as defined in Section 4 below), then the vesting (and exercisability, if applicable) of 50% of any unvested shares underlying each stock option, restricted stock or other equity incentive award that is outstanding as of the date of such Change in Control (effective immediately prior to, but subject to, the consummation of such Change in Control) (the "Change in Control Benefit") in reverse chronological order starting with the last vesting event until the full Change in Control Benefit is attained.
(b) If you incur a Qualifying Termination on or at any time following a Change in Control (as defined in Section 4 below), then the vesting (and exercisability, if applicable) of any equity awards granted to you by the Company prior to such Change in Control that are outstanding as of the date of such termination will be fully accelerated as of the effective date of the Release (the "Acceleration Benefit"). For clarity, in order to effect this provision, to the extent applicable, termination or forfeiture of such equity awards shall be deferred and no additional vesting of such equity awards shall occur during the period between the date of your Qualifying Termination and the effective date of the Release.

Other than as specifically provided above, all terms and conditions of the Agreement continue in full force and effect. Please sign below to signify your agreement with the provisions above.

Sincerely,

ENERNOC, INC.

By:	/s/ MATTHEW J. CUSHING

Name:	Matthew J. Cushing

Title:	General Counsel, Vice President

Date:	December 8, 2015

By:	/s/ MICAH REMLEY

Name:	Micah Remley

Date:	January 11, 2016